Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-224063

PROSPECTUS

2,593,863 shares of Common Stock
600,000 shares of Series A Convertible Preferred Stock
3,980,957 Warrants
5,962,733 shares of Common Stock Issuable upon Conversion of the Series A Preferred Stock
3,921,457 shares of Common Stock Issuable upon Exercise of the Warrants

Lazydays Holdings, Inc.

This prospectus relates to 2,593,863 shares of common stock, 600,000 shares of Series A Convertible Preferred Stock which we refer to as the “Series A Preferred Stock,” 3,980,957 warrants to purchase shares of common stock, 5,962,733 shares of common stock issuable upon conversion of the Series A Preferred Stock, and 3,921,457 shares of common stock issuable upon exercise of the warrants to purchase shares of common stock of Lazydays Holdings, Inc., a Delaware corporation, that may be sold from time to time by the selling securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 25 which we refer to as the “Selling Securityholders”. Of the securities that may be offered by the Selling Securityholders, 2,257,771 shares of common stock, 600,000 shares of Series A Preferred Stock and 3,861,957 warrants to purchase shares of common stock were issued to the Selling Securityholders in a private placement that was consummated simultaneously with our business combination that closed on March 15, 2018. Of the securities that may be offered by the Selling Securityholders, 336,092 shares of common stock and 119,000 warrants to purchase shares of common stock relate to securities originally issued to Selling Securityholders by Andina Acquisition Corp. II prior to our business combination.

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $29,705,912 upon the exercise of all of the warrants. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Securityholders, the amounts of shares of common stock, Series A Preferred Stock and warrants that may be sold by them and the times and manner in which they may offer and sell the shares of common stock, Series A Preferred Stock and warrants under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NASDAQ Capital Market under the symbol “LAZY” and the warrants originally issued by Andina Acquisition Corp. II, which we refer to as the “Andina warrants” are quoted on the OTC Pink marketplace under the symbol “LAZYW”. On April 16, 2019, the last reported sale prices of our common stock and the Andina warrants were $4.62 per share and $0.2125 per warrant, respectively. Our Series A Preferred Stock is not currently listed or quoted on any exchange or marketplace and we do not intend to apply for listing or quotation of our Series A Preferred Stock on any exchange or marketplace in the future.

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors,” which begins on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

This prospectus is dated April 29, 2019.

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PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus or incorporated by reference herein. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and our securities. You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors” beginning on page 3 before deciding to invest in our securities. Unless otherwise stated or the context requires otherwise, references in this prospectus to “Lazydays,” the “Company,” “Holdco,” “we,” “our” or “us” refer to Lazydays Holdings, Inc. and its subsidiaries.

Overview

We were originally formed for the purpose of effecting a business combination with one or more businesses or entities. On March 15, 2018, we consummated our initial business combination. As a result, the business of Lazy Days’ R.V. Center, Inc. and its subsidiaries became our business. Accordingly, we are now a holding company operating through our direct and indirect subsidiaries.

Company History

We were formed under the name “Andina Acquisition Corp. II” as an exempted company incorporated in the Cayman Islands on July 1, 2015 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more target businesses.

From the consummation of our initial public offering until October 27, 2017, we were searching for a suitable target business to acquire. On October 27, 2017, a Merger Agreement was entered into by and among Andina Acquisition Corp. II (“Andina”), Andina II Holdco Corp., a Delaware corporation and wholly owned subsidiary of Andina (“Holdco”), Andina II Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Lazy Days’ R.V. Center, Inc. (“Lazydays RV”) and solely for certain purposes set forth in the Merger Agreement, A. Lorne Weil (the “Merger Agreement”). The Merger Agreement provided for a business combination transaction by means of (i) the merger of Andina with and into Holdco, with Holdco surviving and becoming a new public company (the “Redomestication Merger”) and (ii) the merger of Lazydays RV with and into Merger Sub with Lazydays RV surviving and becoming a direct wholly owned subsidiary of Holdco (the “Transaction Merger” and together with the Redomestication Merger, the “Mergers”). On March 15, 2018, we held an extraordinary general meeting of our shareholders, at which the Andina shareholders approved the Mergers and other related proposals. On the same date, we closed the Mergers. In connection with the Mergers, our business became the business of Lazy Days’ R.V. Center, Inc. and its subsidiaries. As a result of the Mergers, Lazydays RV’s stockholders and the shareholders of Andina became stockholders of Holdco and we changed the name of Holdco to “Lazydays Holdings, Inc.”

Our Business

The Company operates Recreation Vehicle (“RV”) dealerships and offers a comprehensive portfolio of products and services for RV owners and outdoor enthusiasts. The Company generates revenue by providing RV owners and outdoor enthusiasts a full spectrum of products: RV sales, RV-repair and services, financing and insurance products, third-party protection plans, after-market parts and accessories, RV rentals and RV camping. The Company provides these offerings through its Lazydays branded dealerships. Lazydays is known nationally as The RV AuthorityTM , a registered trademark that has been consistently used by the Company in its marketing and branding communications since 2013.

The Company believes, based on industry research and management’s estimates, it operates one of the world’s largest RV dealerships, measured in terms of on-site inventory, located on 126 acres outside Tampa, Florida. The Company also has dealerships located in Tucson, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee; and Loveland and Denver, Colorado. Lazydays offers one of the largest selections of leading RV brands in the nation featuring more than 3,000 new and pre-owned RVs. The Company has nearly 400 service bays across all locations and has RV parts and accessories stores at all locations. Lazydays also has RV rental fleets in Florida and Colorado and availability to two on-site campgrounds with over 700 RV campsites. The Company welcomes over 500,000 visitors to its dealership locations annually, and employs over 800 people at the six facilities. The Company’s dealership locations are staffed with knowledgeable local team members, providing customers access to extensive RV expertise. The Company believes its dealership locations are strategically located in key RV markets. Based on information collected by the Company from reports prepared by Statistical Surveys, these key RV markets (Florida, Colorado, Arizona, Minnesota and Tennessee) account for a significant portion of new RV units sold on an annual basis in the U.S. The Company’s dealerships in these key markets attract customers from all states, except Hawaii.

The Company attracts new customers primarily through Lazydays dealership locations as well as digital and traditional marketing efforts. Once the Company acquires customers through a transaction, those customers become part of the Company’s customer database where the Company leverages customized customer relationship management (“CRM”) tools and analytics to actively engage, market and sell its products and services.

Our principal executive offices are located at 6130 Lazy Days Boulevard, Seffner, Florida 33584 and our telephone number is (813) 246-4999. Our Internet website is www.lazydays.com. Our reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available, free of charge, under the Investor Relations – Finance Information tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

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THE OFFERING

Shares of Common Stock Offered:	12,478,053(1)

Outstanding Shares of Common Stock:	8,471,608(2)

Shares of Series A Preferred Stock Offered and Outstanding:	600,000(3)

Warrants Offered:	3,980,957(4)

Shares of Common Stock Underlying Outstanding Warrants:	6,016,957(5)

Use of Proceeds:	We are not selling any securities under this prospectus and we will not receive any proceeds from any sale of securities by the Selling Securityholders although we could receive up to $29,705,912 upon the exercise of all of the warrants. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.

NASDAQ Capital Market Symbol for Common Stock:	LAZY

OTC Pink Marketplace Symbol for the Andina Warrants:	LAZYW

Market for Series A Preferred Stock:	The Series A Preferred Stock is not currently listed or quoted on any exchange or marketplace and we do not intend to apply for listing or quotation of our Series A Preferred Stock on any exchange or marketplace in the future.

(1)	Includes an aggregate of 5,962,733 shares of common stock issuable upon conversion of the Series A Preferred Stock and 3,921,457 shares of common stock issuable upon the exercise of warrants, which shares, when issued, may be sold by the Selling Securityholders pursuant to this prospectus.
(2)	Does not include 5,962,733 shares of common stock issuable upon the conversion of the Series A Preferred Stock and 3,921,457 shares of common stock issuable upon the exercise of warrants.
(3)	The 600,000 shares of Series A Preferred Stock are convertible into 5,962,733 shares of common stock calculated by multiplying the 600,000 shares of Series A Preferred Stock outstanding by the conversion rate of 9.9378882. The conversion rate is calculated by dividing the current liquidation preference of $100 by the initial conversion price of $10.0625 as set forth in the Certificate of Designation governing the Series A Preferred Stock. The liquidation preference and initial conversion price are set forth in the Certificate of Designation and were determined based on the valuation of the securities of Andina taking into account the impact of the Mergers and the rights and preferences of the Series A Preferred Stock.
(4)	Of the warrants offered, 2,641,458 of the warrants have an exercise price of $11.50 per share (the Andina warrants are exercisable into one-half share of common stock or two warrants are exercisable into one share of common stock at a price of $11.50 per share) and 1,339,499 are pre-funded warrants with an exercise price of $.01 per share. The exercise price of the warrants was set at $11.50 consistent with the exercise price of the Andina warrants that preceded the warrants issued in the private investment in public entity (“PIPE”) offering. The exercise price of the pre-funded warrants was set at $.01 because the PIPE investors paid $8.74 out of the full $8.75 exercise price at the time of subscribing for their investment. The pre-funded warrants were valued differently and had a different exercise price because the holders electing to receive pre-funded warrants received them because they elected to be subject to a beneficial ownership limitation such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.99% of the shares of our common stock outstanding. Of the warrants offered, 3,861,957 were issued in the PIPE offering, 119,000 warrants related to private units purchased in a private placement transaction conducted by Andina. We refer to the 119,000 warrants issued by Andina prior to the business combination that are included in this registration statement as part of the “Andina warrants.”
(5)	Includes 2,155,000 shares of our common stock issuable upon exercise of the outstanding 4,310,000 Andina warrants, 2,522,458 shares of our common stock issuable upon exercise of all of the outstanding 2,522,458 warrants issued in the PIPE investment (excluding the pre-funded warrants) and 1,339,499 shares of common stock issuable upon exercise of all of the outstanding 1,339,499 pre-funded warrants issued in the PIPE investment.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this prospectus and incorporated by reference herein, including our financial statements and the related notes. If any of the following events or developments described below actually occurs, our business, financial condition and results of operations could be materially or adversely affected. In that case, the trading price of our common stock or warrants could decline and you might lose all or part of your investment in our common stock or warrants.

Risks Related to Lazydays’ Business

The Company’s business is affected by the availability of financing to it and its customers.

The Company’s business is affected by the availability of financing to it and its customers. Generally, RV dealers, including the Company, finance their purchases of inventory with financing provided by lending institutions. On March 15, 2018, the Company entered into a new floor plan facility with Manufacturers and Traders Trust Company (“M&T Bank”) which increased the committed financing to $175.0 million. As of December 31, 2018, the Company had $143.9 million outstanding under its M&T floor plan facility and $17.8 million outstanding under the M&T term loan. As of December 31, 2018, substantially all of the invoice cost of new RV inventory and 4.2% of book value of used RV inventory was financed under the floor plan facility. A decrease in the availability of this type of wholesale financing or an increase in the cost of such wholesale financing could prevent the Company from carrying adequate levels of inventory, which may limit product offerings and could lead to reduced sales and revenues.

Furthermore, many of the Company’s customers finance their RV purchases. Although consumer credit markets are generally favorable, consumer credit market conditions continue to influence demand, especially for RVs, and may continue to do so. There continues to be fewer lenders, more stringent underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions or the credit worthiness of the Company’s customers worsen, and adversely affect the ability of consumers to finance potential purchases on acceptable terms and interest rates, it could result in a decrease in the sales of the Company’s products and have a material adverse effect on the Company’s business, financial condition and results of operations.

Fuel shortages, or high prices for fuel, could have a negative effect on the Company’s business.

Gasoline or diesel fuel is required for the operation of RVs. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Shortages of gasoline and diesel fuel have had a material adverse effect on the RV industry as a whole in the past and any such shortages or substantial increases in the price of fuel could have a material adverse effect on the Company’s business, financial condition or results of operations.

The Company’s success will depend to a significant extent on the well-being, as well as the continued popularity and reputation for quality, of the Company’s manufacturers, particularly Thor Industries, Inc., Tiffin Motorhomes, Winnebago Industries, Inc., and Forest River, Inc.

Thor Industries, Inc., Tiffin Motorhomes, Winnebago Industries, Inc., and Forest River, Inc. supplied approximately 29.0%, 28.1%, 17.6%, and 17.2%, respectively, of the Company’s new RV inventory during the year ended December 31, 2018. The Company depends on its manufacturers to provide it with products that compare favorably with competing products in terms of quality, performance, safety and advanced features. Any adverse change in the production efficiency, product development efforts, technological advancement, marketplace acceptance, reputation, marketing capabilities or financial condition of the Company’s manufacturers could have a substantial adverse impact on the Company’s business. Any difficulties encountered by any of the Company’s manufacturers resulting from economic, financial, or other factors could adversely affect the quality and amount of products that they are able to supply to the Company and the services and support they provide to the Company.

The interruption or discontinuance of the operations of the Company’s manufacturers could cause the Company to experience shortfalls, disruptions, or delays with respect to needed inventory. Although the Company believes that adequate alternate sources would be available that could replace any manufacturer as a product source, those alternate sources may not be available at the time of any interruption, alternative products may not be available at comparable quality and prices and alternative products may not be equally appealing to the Company’s customers.

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Any change, non-renewal, unfavorable renegotiation or termination of the Company’s supply arrangements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

The Company’s supply arrangements with manufacturers are typically governed by dealer agreements, which are customary in the RV industry. The Company’s dealer agreements with manufacturers are generally made on a location-by-location basis, and each retail location typically enters into multiple dealer agreements with multiple manufacturers. The terms of the Company’s dealer agreements are typically subject to:

●	the Company meeting all of the requirements and conditions of the manufacturer’s applicable programs;

●	the Company meeting certain retail sales objectives;

●	the Company performing services and repairs for all owners of the manufacturer’s RVs (regardless from whom the RV was purchased) that are still under warranty and the Company carrying the manufacturer’s parts and accessories needed to service and repair the manufacturer’s RVs in stock at all times;

●	the Company actively advertising and promoting the manufacturer’s RVs; and

●	the Company indemnifying the manufacturer under certain circumstances.

The Company’s dealer agreements designate a specific geographical territory for the Company, exclusive to the Company, provided that the Company is able to meet the material obligations of the applicable dealer agreement.

In addition, many of the Company’s dealer agreements contain contractual provisions concerning minimum advertised product pricing for current model year units. Wholesale pricing is generally established on a model year basis and is subject to change in the manufacturer’s sole discretion. In certain cases, the manufacturer may also establish a suggested retail price, below which the Company cannot advertise that manufacturer’s RVs. Any change, non-renewal, unfavorable renegotiation or termination of these dealer agreements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

The Company’s business is impacted by general economic conditions in its markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending that may adversely affect its business, financial condition and results of operations.

The Company depends on consumer discretionary spending and, accordingly, the Company may be adversely affected if its customers reduce, delay or forego their purchases of the Company’s products, services, and protection plans as a result of:

●	job losses;

●	bankruptcies;

●	higher consumer debt and interest rates;

●	reduced access to credit;

●	higher energy and fuel costs;

●	relative or perceived cost, availability and comfort of RV use versus other modes of travel, such as air travel and rail;

●	falling home prices;

●	lower consumer confidence;

●	uncertainty or changes in tax policies and tax rates; or

●	uncertainty due to national or international security concerns.

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Decreases in the number of customers, average spend per customer or retention and renewal rates for the Company’s consumer services and plans would negatively affect the Company’s financial performance. A prolonged period of depressed consumer spending could have a material adverse effect on the Company’s business. In addition, adverse economic conditions may result in an increase in the Company’s operating expenses due to, among other things, higher costs of labor, energy, equipment and facilities. Due to recent fluctuations in the U.S. economy, the Company’s sales, operating and financial results for a particular period are difficult to predict, making it difficult to forecast results for future periods. Additionally, the Company is subject to economic fluctuations in local markets that may not reflect the general economic conditions of the broader U.S. economy. Any of the foregoing factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company depends on its ability to attract and retain customers.

The Company’s future success depends in large part upon the Company’s ability to attract and retain customers for its products, services, protection plans, and resources. The extent to which the Company achieves growth in its customer base materially influences the Company’s profitability. Any number of factors could affect the Company’s ability to grow its customer base. These factors include consumer preferences and general economic conditions, the Company’s ability to maintain its retail locations, weather conditions, the availability of alternative products, significant increases in gasoline prices, the disposable income of consumers available for discretionary expenditures and the external perception of the Company’s brands. Any significant decline in the Company’s customer base, the rate of growth of its customer base or customer demand could have a material adverse effect on its business, financial condition and results of operations.

Competition in the market for services, protection plans and products targeting the RV lifestyle or RV enthusiast could reduce the Company’s revenues and profitability.

The market for services, protection plans and products targeting the RV lifestyle or RV enthusiast is highly fragmented and competitive. Competition in the RV market is driven by price, product and service features, technology, performance, reliability, quality, availability, variety, delivery and customer service. In addition to competing with other dealers of new and used RVs, the Company competes directly or indirectly with major national insurance and warranty companies, providers of roadside assistance and providers of extended service contracts.

Additional competitors may enter the businesses in which the Company currently operates. If any of the Company’s competitors successfully provides a broader, more efficient or attractive combination of services, protection plans and products to the Company’s target customers, the Company’s business results could be materially adversely affected. The Company’s inability to compete effectively with existing or potential competitors could have a material adverse effect on the Company’s business, financial condition and results of operations.

Some of the Company’s existing competitors have, and some of the Company’s future competitors may have, greater financial, personnel, and other resources, more well-established brands or reputations and broader customer bases than the Company and, as a result, these competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities and changes in customer preferences. Some of these competitors may have customer bases that are more geographically balanced than the Company’s and, therefore, may be less affected by an economic downturn in a particular region or market. Competitors with greater resources also may be able to offer lower prices, additional products or services or other incentives that the Company cannot match or does not offer. Industry consolidations may also create competitors with broader and more geographic coverage.

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The Company’s expansion into new, unfamiliar markets presents increased risks that may prevent it from being profitable in these new markets. Delays in opening or acquiring new retail locations could have a material adverse effect on the Company’s business, financial condition and results of operations.

During 2018, the Company acquired Shorewood RV Center in Minneapolis, Minnesota and Tennessee RV Supercenter near Knoxville, Tennessee. In March of 2019, the Company announced that it will open a dealership in Nashville, Tennessee. The Company intends to continue to expand in part by acquiring or building new retail locations in new markets. As a result, the Company may have less familiarity with local consumer preferences and could encounter difficulties in attracting customers due to a reduced level of consumer familiarity with the Company’s brands. Other factors that may impact the Company’s ability to acquire or open new retail locations in new markets and operate them profitably, many of which are beyond the Company’s control, include:

●	the Company’s ability to identify suitable acquisition opportunities at purchase prices or terms that are attractive or acceptable to the Company or new locations, including the Company’s ability to gather and assess demographic and marketing data to determine consumer demand for the Company’s products in the locations the Company selects;

●	the Company’s ability to negotiate favorable lease agreements;

●	the Company’s ability to secure product lines;

●	the availability of construction materials and labor for new retail locations and the occurrence of significant construction delays or cost overruns;

●	the Company’s ability to accurately assess the profitability of potential acquisitions or new locations;

●	the Company’s ability to secure required governmental permits and approvals;

●	the Company’s ability to hire and train skilled operating personnel, especially management personnel;

●	the Company’s ability to provide a satisfactory product mix that is responsive to the needs of its customers living in the geographic areas where new retail locations are built or acquired;

●	the Company’s ability to supply new retail locations with inventory in a timely manner;

●	the Company’s competitors building or leasing retail locations near the Company’s retail locations or in locations the Company has identified as targets;

●	regional economic and other factors in the geographic areas in which the Company expands; and

●	general economic and business conditions affecting consumer confidence and spending and the overall strength of the Company’s business.

Once the Company decides on a new market and identifies a suitable acquisition or location opportunity, any delays in acquiring or opening or developing new retail locations could impact the Company’s financial results. It is possible that events, such as delays in the acquisitions process or construction delays caused by permitting or licensing issues, material shortages, labor issues, weather delays or other acts of God, discovery of contaminants, accidents, deaths or injuries could delay planned openings or force the Company to abandon planned openings altogether.

As the Company grows, the Company will face the risk that its existing resources and systems, including management resources, accounting and finance personnel and operating systems, may be inadequate to support its growth. There can be no assurance that the Company will be able to retain the personnel or make the changes in its systems that may be required to support its growth. Failure to secure these resources and implement these systems on a timely basis could have a material adverse effect on the Company’s results of operations. In addition, hiring additional personnel and implementing changes and enhancements to the Company’s systems will require capital expenditures and other increased costs that could also have a material adverse impact on the Company’s results of operations.

The Company’s expansion into new markets may also create new challenges including an increase in information to be processed by the Company’s information management systems and diversion of management attention from existing operations. To the extent that the Company is not able to meet these additional challenges, the Company’s sales could decrease, and the Company’s operating expenses could increase, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Finally, the size, timing, and integration of any future new retail location openings or acquisitions may cause substantial fluctuations in the Company’s results of operations from quarter to quarter. Consequently, the Company’s results of operations for any quarter may not be indicative of the results that may be achieved for any subsequent quarter or for a full fiscal year. These fluctuations could have a material adverse effect on the Company’s business, financial condition and results of operations.

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As a result of the above factors, there can be no assurance that the Company will be able to operate retail locations in new markets on a profitable basis. The failure to operate retail locations in new markets on a profitable basis could have a material adverse effect on the Company’s business, financial condition and results of operations.

Unforeseen expenses, difficulties, and delays encountered in connection with expansion through acquisitions could inhibit the Company’s growth and negatively impact its profitability.

The Company’s success will depend, in part, on the ability of the Company to make successful acquisitions and to integrate the operations of acquired retail locations, including centralizing certain functions to achieve cost savings and pursuing programs and processes that promote cooperation and the sharing of opportunities and resources among the Company’s retail locations and consumer services and plans. Unforeseen expenses, difficulties and delays encountered in connection with rapid expansion through acquisitions could inhibit the Company’s growth, which could have a negative impact on the Company’s profitability.

Additionally, the Company may be unable to identify suitable acquisition candidates or consummate acquisitions. Increased competition for acquisition candidates or increased asking prices by acquisition candidates may increase purchase prices for acquisitions to levels beyond the Company’s financial capability or to levels that would be unlikely to provide the returns required by the Company’s acquisition criteria. Acquisitions also may become more difficult or less attractive in the future as the Company continues to focus on acquiring what it believes are the most attractive dealers. The Company may incur expenses associated with sourcing, evaluating and negotiating acquisitions (including those that are not completed), and the Company also may pay fees and expenses associated with obtaining financing for acquisitions and with investment banks and others finding acquisitions for the Company. In addition, the Company may encounter difficulties in integrating the operations of acquired dealers with its own operations or managing acquired dealers and stores profitably without substantial costs, delays, or other operational or financial problems. The Company may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of its acquisitions within the anticipated timing or at all. For at least the first year after a substantial acquisition and possibly longer, the benefits from the acquisition may be offset by the costs incurred in integrating the business and operations. The Company may also assume liabilities in connection with acquisitions that the Company would otherwise not be exposed to.

The Company’s ability to continue to grow through the acquisition of additional retail locations will depend upon various factors, including the following:

●	the availability of suitable acquisition candidates at attractive purchase prices;

●	the ability to compete effectively for available acquisition opportunities;

●	the availability of cash on hand, borrowed funds or shares of common stock with a sufficient market price to finance acquisitions;

●	the ability to obtain any requisite third party or governmental approvals; and

●	the absence of one or more third parties attempting to impose unsatisfactory restrictions on the Company in connection with their approval of acquisitions.

As a part of the Company’s acquisition strategy, the Company has engaged and will continue to engage in acquisition discussions with various dealerships. In connection with these acquisition discussions, the Company and each potential acquisition candidate exchange confidential operational and financial information, conduct due diligence inquiries, and consider the structure, terms, and conditions of the potential acquisition. Potential acquisition discussions may take place over a long period of time and involve difficult business integration and other issues, including in some cases, management succession, employee transitions and related matters. As a result of these and other factors, potential acquisitions that may from time to time appear likely to occur may not be consummated. In addition, the Company may have disagreements with potential acquisition targets, which could lead to litigation. Any of these factors or outcomes could result in a material adverse effect on the Company’s business, financial condition and results of operations.

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Failure to maintain the strength and value of the Company’s brands could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s success depends on the value and strength of the Lazydays brands. The Lazydays name and Lazydays’ brands are integral to the Company’s business as well as to the implementation of the Company’s strategies for expanding its business. Maintaining, enhancing, promoting and positioning the Company’s brands, particularly in new markets where the Company has limited brand recognition, will depend largely on the success of the Company’s marketing efforts and its ability to provide high quality products, services, protection plans, and resources and a consistent, high quality customer experience. The Company’s brands could be adversely affected if the Company fails to achieve these objectives, if the Company fails to comply with local laws and regulations, if the Company is subject to publicized litigation or if the Company’s public image or reputation were to be tarnished by negative publicity. Some of these risks are not within the Company’s control, such as the effects of negative publicity regarding the Company’s manufacturers, suppliers or third party providers of services or negative publicity related to members of management. Any of these events could result in decreases in revenues. Further, maintaining, enhancing, promoting and positioning the Company’s brand image may require the Company to make substantial investments in areas such as marketing, dealership operations, community relations, store graphics and employee training, which could adversely affect the Company’s cash flow. Furthermore, efforts to maintain, enhance or promote the Company’s brand image may ultimately be unsuccessful. These factors could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s failure to successfully order and manage its inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s success depends upon the Company’s ability to successfully manage the Company’s inventory and to anticipate and respond to product trends and consumer demands in a timely manner. The Company’s products appeal to consumers who are, or could become, RV owners. The preferences of these consumers cannot be predicted with certainty and are subject to change. Further, the retail consumer industry, by its nature, is volatile and sensitive to numerous economic factors, including consumer preferences, competition, market conditions, general economic conditions and other factors outside of the Company’s control. The Company typically orders products well in advance of the following selling season. The extended lead times for many of the Company’s purchases may make it difficult for the Company to respond rapidly to new or changing product trends, increases or decreases in consumer demand or changes in prices. If the Company misjudges either the market for the Company’s products or its consumers’ purchasing habits in the future, the Company’s revenues may decline significantly, the Company may not have sufficient inventory to satisfy consumer demand or sales orders, or the Company may be required to discount excess inventory; all of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s same store sales may fluctuate and may not be a meaningful indicator of future performance.

The Company’s same store sales may vary from quarter to quarter. A number of factors affect and will continue to affect the Company’s same store sales results, including:

●	changes or anticipated changes to regulations related to the products the Company offers;

●	consumer preferences and buying trends;

●	overall economic trends;

●	the Company’s ability to identify and respond effectively to local and regional trends and customer preferences;

●	the Company’s ability to provide quality customer service that will increase its conversion of shoppers into paying customers;

●	competition in the regional market of a store;

●	atypical weather patterns;

●	changes in the Company’s product mix;

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●	changes to local or regional regulations affecting the Company’s stores;

●	changes in sales of consumer services and plans and retention and renewal rates for the Company’s annually renewing consumer services and plans; and

●	changes in pricing and average unit sales.

An unanticipated decline in revenues or same store sales could have a material adverse effect on the Company’s business, financial condition and results of operations.

The cyclical nature of the Company’s business has caused its sales and results of operations to fluctuate. These fluctuations may continue in the future, which could result in operating losses during downturns.

The RV industry is cyclical and is influenced by many national and regional economic and demographic factors, including:

●	terms and availability of financing for retailers and consumers;

●	overall consumer confidence and the level of discretionary consumer spending;

●	population and employment trends;

●	income levels; and

●	general economic conditions, such as inflation, including as a result of tariffs, deflation, increasing interest rates and recessions.

As a result of the foregoing factors, the Company’s sales and results of operations have fluctuated, and the Company expects that they will continue to fluctuate in the future.

The Company’s business is seasonal, and this leads to fluctuations in sales and revenues.

The Company has experienced, and expects to continue to experience, variability in revenue, net income and cash flows as a result of annual seasonality in its business. Because the Company’s largest dealership is located in the southern United States, demand for services, protection plans, products and resources generally increases during the winter season when people move south for the winter or vacation in warmer climates, while sales and profits are generally lower during the summer months. In addition, unusually severe weather conditions in some geographic areas may impact demand.

For the years ended December 31, 2018 and 2017, the Company generated 56% and 54% of its annual revenue in the first and second fiscal quarters, respectively, which include the peak winter months. The Company incurs additional expenses in the first and second fiscal quarters due to higher purchase volumes, increased staffing in the Company’s retail locations and program costs. If, for any reason, the Company miscalculates the demand for its products or its product mix during the first and second fiscal quarters, the Company’s sales in these quarters could decline, resulting in higher labor costs as a percentage of sales, lower margins and excess inventory, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Due to the Company’s seasonality, the possible adverse impact from other risks associated with its business, including atypical weather, consumer spending levels and general business conditions, is potentially greater if any such risks occur during the Company’s peak sales seasons.

The Company’s business may be adversely affected by unfavorable conditions in its local markets, even if those conditions are not prominent nationally.

The Company’s performance is subject to local economic, competitive, weather and other conditions prevailing in geographic areas where it operates. Since a large portion of the Company’s sales are generated in Florida, the Company’s results of operations depend substantially on general economic conditions and consumer spending habits in the Southeastern United States. In the event that this geographic area experiences a downturn in economic conditions, it could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company may not be able to expand geographically, and any geographic expansion may not adequately insulate the Company from the adverse effects of local or regional economic conditions.

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The Company may not be able to satisfy its debt obligations upon the occurrence of a change in control under its credit facility.

A Change in Control, is an event of default under the credit facility. Upon the occurrence of a Change in Control, M&T will have the right to declare all outstanding obligations under the credit facility immediately due and payable and to terminate the availability of future advances to the Company. There can be no assurance that the Company’s lenders will agree to an amendment of the credit facility or a waiver of any such event of default. There can be no assurance that the Company will have sufficient resources available to satisfy all of its obligations under the credit facility if no waiver or amendment is obtained. In the event the Company was unable to satisfy these obligations, it could have a material adverse impact on the Company’s business, financial condition and results of operations.

The Company’s ability to operate and expand its business and to respond to changing business and economic conditions will depend on the availability of adequate capital.

As of December 31, 2017, the Company had an existing credit agreement that included a $13.0 million term loan (the “Term Loan Facility”) and $7.0 million of commitments for revolving loans (the “Revolving Credit Facility” and, together with the Term Loan Facility, as amended, the “Senior Secured Credit Facilities”). Additionally, the Company also had up to $140.0 million in committed financing under the floor plan facility. As of December 31, 2017, the Company had $9.1 million of term loans outstanding under the Senior Secured Credit Facilities, net of $0.1 million of unamortized original issue discount, no borrowings outstanding under the Senior Secured Credit Facilities and $105.0 million in floor plan notes payable outstanding under the floor plan facility, net of $0.2 million of unamortized original issue discount, with $7.0 million of additional borrowing capacity under the Revolving Credit Facility and $34.8 million of additional borrowing capacity under the floor plan facility. On March 15, 2018, the Company entered into a $200.0 million facility with M&T Bank, which includes a $175.0 million floor plan facility, a $20.0 million term loan and a $5.0 million line of credit (the “M&T Facility”), which replaced the Senior Secured Credit Facilities. As of December 31, 2018, the Company had $17.8 million outstanding under the term loan and $143.9 million outstanding under the floor plan facility. There were no outstanding borrowings under the line of credit.

The operation of the Company’s business, the rate of the Company’s expansion and the Company’s ability to respond to changing business and economic conditions depend on the availability of adequate capital, which in turn depends on cash flow generated by the Company’s business and, if necessary, the availability of equity or debt capital. The Company also requires sufficient cash flow to meet its obligations under its existing debt agreements. The Term Loan Facility with Bank of America required the Company to make monthly principal payments of the outstanding principal amount thereof and the Company paid $0.3 million and $1.9 million for the years ended December 31, 2018 and 2017, respectively. The Company repaid the Term Loan Facility on March 15, 2018 for $8.8 million. Additionally, the Company paid total cash interest on its Senior Secured Credit Facilities of $0.1 million and $0.6 million for the years ended December 31, 2018 and 2017, respectively, and the Company paid total floor plan interest expense on its floor plan facility of $1.0 million and $3.7 million for the years ended December 31, 2018 and 2017, respectively. The M&T Term Loan requires the Company to pay monthly principal installments of $0.242 million plus accrued interest through the maturity date. At the maturity date, the Company will pay a principal balloon payment of $11.3 million plus accrued interest. For the year ended December 31, 2018, the Company made principal payments of $2.2 million, paid total cash interest of $0.7 million and paid total floor plan interest of $3.2 million under its credit agreement with M&T Bank. See “Management’s Discussion and Analysis and Results of Operations —Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 22, 2019 and incorporated by reference herein.

The Company is dependent to a significant extent on its ability to finance its new and certain of its used RV inventory under the credit facility. Floor plan financing arrangements allow the Company to borrow money to purchase new RVs from the manufacturer or used RVs on trade-in or at auction and pay off the loan when the Company sells the financed RV. The Company may need to increase the capacity of its existing credit facility in connection with its acquisition of dealerships and overall growth. In the event that the Company is unable to obtain such incremental financing, the Company’s ability to complete acquisitions could be limited.

The Company cannot ensure you that its cash flow from operations or cash available under its credit facility will be sufficient to meet its needs. If the Company is unable to generate sufficient cash flows from operations in the future, and if availability under its credit facility is not sufficient, the Company may have to obtain additional financing. If the Company obtains additional capital through the issuance of equity, the interests of existing stockholders of the Company may be diluted. If the Company incurs additional indebtedness, such indebtedness may contain significant financial covenants and other negative covenants that may significantly restrict the Company’s ability to operate. The Company cannot ensure you that it could obtain additional financing on favorable terms or at all.

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The documentation governing the Company’s credit facility contain restrictive covenants that may impair the Company’s ability to access sufficient capital and operate its business.

The documentation governing the Company’s credit facility contain various provisions that limit the Company’s ability to, among other things:

●	incur additional indebtedness;

●	incur certain liens;

●	consolidate or merge;

●	alter the business conducted by the Company and its subsidiaries;

●	make investments, loans, advances, guarantees and acquisitions;

●	sell assets, including capital stock of its subsidiaries;

●	enter into certain sale and leaseback transactions;

●	pay dividends on capital stock or redeem, repurchase or retire capital stock or certain other indebtedness;

●	engage in transactions with affiliates; and

●	enter into agreements restricting its subsidiaries’ ability to pay dividends to Holdco.

In addition, the restrictive covenants contained in the documentation governing the credit facility require the Company to maintain specified financial ratios. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 22, 2019 and incorporated by reference herein. The Company’s ability to comply with those financial ratios may be affected by events beyond its control, and its failure to comply with these ratios could result in an event of default.

The restrictive covenants contained in the documentation governing the credit facility may affect the Company’s ability to operate and finance its business as it deems appropriate. The Company’s inability to meet obligations as they become due or to comply with various financial covenants contained in the instruments governing its current or future indebtedness could constitute an event of default under the instruments governing the Company’s indebtedness.

If there were an event of default under the instruments governing the Company’s indebtedness, the holders of the affected indebtedness could declare all of the affected indebtedness immediately due and payable, which, in turn, could cause the acceleration of the maturity of all of the Company’s other indebtedness. The Company may not have sufficient funds available, or the Company may not have access to sufficient capital from other sources, to repay any accelerated debt. Even if the Company could obtain additional financing, the terms of such financing may not be favorable to the Company. In addition, substantially all of the Company’s assets are subject to liens securing the obligations under the credit facility. If amounts outstanding under the credit facility were accelerated, the Company’s lenders could foreclose on these liens and the Company could lose substantially all of its assets. Any event of default under the instruments governing the Company’s indebtedness could have a material adverse effect on the Company’s business, financial condition and results of operations.

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Natural disasters, whether or not caused by climate change, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt business and result in lower sales and otherwise adversely affect the Company’s financial performance.

The occurrence of one or more natural disasters, such as tornadoes, hurricanes, fires, floods, hail storms and earthquakes, unusual weather conditions, epidemic outbreaks such as Ebola, Zika virus or measles, terrorist attacks or disruptive political events in certain regions where the Company’s stores are located could adversely affect the Company’s business and result in lower sales. Severe weather, such as heavy snowfall or extreme temperatures, may discourage or restrict customers in a particular region from traveling to the Company’s dealerships or utilizing the Company’s products, thereby reducing the Company’s sales and profitability. Natural disasters including tornadoes, hurricanes, floods, hail storms and earthquakes may damage the Company’s stores or other operations, which may materially adversely affect the Company’s financial results. Any of these events could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company depends on its relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations could have an adverse effect on the Company’s business and results of operations.

The Company’s business depends in part on developing and maintaining productive relationships with third party providers of products, services, protection plans, and resources that the Company markets to its customers. Additionally, the Company relies on certain third party providers to support its products, services, protection plans, and resources, including insurance carriers for the Company’s property and casualty insurance and extended service contracts, banks and captive financing companies for vehicle financing and refinancing. The Company cannot accurately predict when, or the extent to which, it will experience any disruption in the supply of products from its vendors or services from its third party providers. Any such disruption could negatively impact the Company’s ability to market and sell its products, services, protection plans, and resources, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

With respect to the insurance programs that the Company offers, the Company is dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals and maintain compliance with insurance regulations. If such carriers do not obtain appropriate state regulatory approvals or comply with such changing regulations, the Company may be required to use an alternative carrier or change its insurance products or cease marketing certain insurance related products in certain states, which could have a material adverse effect on the Company’s business, financial condition and results of operations. If the Company is required to use an alternative insurance carrier or change its insurance related products, it may materially increase the time required to bring an insurance related product to market. Any disruption in the Company’s service offerings could harm the Company’s reputation and result in customer dissatisfaction.

Additionally, the Company provides financing to qualified customers through a number of third party financing providers. If one or more of these third party providers ceases to provide financing to the Company’s customers, provides financing to fewer customers or no longer provides financing on competitive terms, or if the Company is unable to replace the current third party providers upon the occurrence of one or more of the foregoing events, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

A portion of the Company’s revenue is from financing, insurance and extended service contracts, which depend on third party lenders and insurance companies. The Company cannot ensure these third parties will continue to provide RV financing and other products.

A portion of the Company’s revenue comes from the fees the Company receives from lending institutions and insurance companies for arranging financing and insurance coverage for the Company’s customers. The lending institution pays the Company a fee for each loan that it arranges. If these lenders were to lend to the Company’s customers directly rather than through the Company, the Company would not receive a fee. In addition, if customers prepay financing the Company arranged within a specified period (generally within six months of making the loan), the Company is required to rebate (or “chargeback”) all or a portion of the commissions paid to the Company by the lending institution. The Company’s revenues from financing fees and vehicle service contract fees are recorded net of a reserve for estimated future chargebacks based on historical operating results. Lending institutions may change the criteria or terms they use to make loan decisions, which could reduce the number of customers for whom the Company can arrange financing, or may elect to not continue to provide these products with respect to RVs. The Company’s customers may also use the internet or other electronic methods to find financing alternatives. If any of these events occur, the Company could lose a significant portion of its income and profit.

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Furthermore, new and used vehicles may be sold and financed through retail installment sales contracts entered into between the Company and third-party purchasers. Prior to entering into a retail installment sales contract with a third-party purchaser, the Company typically has a commitment from a third-party lender for the assignment of such retail installment sales contract, subject to final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically assigned by the Company to third-party lenders simultaneously with the execution of the retail installment sales contracts. Contracts in transit represent amounts due from third-party lenders from whom pre-arranged assignment agreements have been determined, and to whom the retail installment sales contract have been assigned. The Company recognizes revenue when the applicable new or used vehicle is delivered and the Company has assigned the retail installment sales contract to a third-party lender and collectability is reasonably assured. Funding from the third-party lender is provided upon receipt, final review, approval and verification of the retail installment sales contract, related documentation and the information contained therein. Retail installment sales contracts are typically funded within ten days of the initial approval of the retail installment sales contract by the third-party lender. Contracts in transit are included in current assets in the Company’s consolidated financial statements included in the Annual Report on Form 10-K filed with the SEC on March 22, 2019 and totaled $12.3 million as of December 31, 2018 and $15.5 million as of December 31, 2017. Any defaults on these retail installment sales contracts could have a material adverse effect on the Company’s business, financial condition and results of operations.

If the Company is unable to retain senior executives and attract and retain other qualified employees, the Company’s business might be adversely affected.

The Company’s success depends in part on its ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. The Company may be unsuccessful in attracting and retaining the personnel it requires to conduct its operations successfully and, in such an event, the Company’s business could be materially and adversely affected. The Company’s success also depends to a significant extent on the continued service and performance of the Company’s senior management team, including its Chairman and Chief Executive Officer, William Murnane. The loss of any member of the Company’s senior management team could impair its ability to execute its business plan and could therefore have a material adverse effect on the Company’s business, results of operations and financial condition. The Company does not currently maintain key man life insurance policies on any member of its senior management team or other key employees. The Company entered into an employment agreement with William Murnane, the Company’s Chief Executive Officer and Chairman, which became effective upon the consummation of the Mergers. The Company has entered into an employment offer letter with Nicholas Tomashot, the Company’s Chief Financial Officer. The Company does not have any other employment agreements currently in place with other senior executives.

The Company’s business depends on its ability to meet its labor needs.

The Company’s success depends in part upon its ability to attract, motivate and retain a sufficient number of qualified employees, including market managers, general managers, sales managers, department managers and sales associates. Qualified individuals of the requisite caliber may be scarce in some areas. If the Company is unable to hire and retain sales associates capable of consistently providing a high level of customer service, as demonstrated by, among other qualities, their enthusiasm for the Company’s culture and knowledge of the Company’s products, the Company’s business could be materially adversely affected. Although none of the Company’s employees is currently covered by collective bargaining agreements, the Company’s employees may elect to be represented by labor unions in the future. If Company employees were to so elect, the Company’s labor costs could increase. Additionally, competition for qualified employees could require the Company to pay higher wages to attract the required number of employees. An inability to recruit and retain a sufficient number of qualified employees in the future may delay any planned openings or expansions of new dealerships. Any such delays, any material increases in employee turnover rates at existing stores or any increases in labor costs could have a material adverse effect on the Company’s business, financial condition or results of operations.

The Company primarily leases its retail locations. If the Company is unable to maintain those leases or locate alternative sites for retail locations in its target markets and on terms that are acceptable to it, the Company’s revenues and profitability could be adversely affected.

The Company leases most of the real properties where it has operations, including, as of December 31, 2018, five of the six Lazydays retail locations operating in four states. The Company’s leases, at inception, generally provide for fixed monthly rentals with escalation clauses and range from five to twenty years. There can be no assurance that the Company will be able to maintain its existing retail locations as leases expire, extend the leases or be able to locate alternative sites in its target markets and on favorable terms. Any failure to maintain its existing retail locations, extend the leases or locate alternative sites on favorable or acceptable terms could have a material adverse effect on the Company’s business, financial condition and results of operations.

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The Company’s business is subject to numerous federal, state and local regulations.

The Company’s operations are subject to varying degrees of federal, state and local regulation, including regulations with respect to the Company’s RV sales, RV financing, marketing, direct mail, roadside assistance programs and insurance activities. New regulatory efforts may be proposed from time to time that may affect the way the Company operates its businesses. For example, in the past a principal source of leads for the Company’s direct response marketing efforts was new vehicle registrations provided by motor vehicle departments in various states. Currently, all states restrict access to motor vehicle registration information.

The Company is also subject to federal and state consumer protection and unfair trade practice laws and regulations relating to the sale, transportation and marketing of motor vehicles. Federal, state and local laws and regulations also impose upon vehicle operators various restrictions on the weight, length and width of motor vehicles that may be operated in certain jurisdictions or on certain roadways. Certain jurisdictions also prohibit the sale of vehicles exceeding length restrictions. Federal and state authorities also have various environmental control standards relating to air, water, noise pollution and hazardous waste generation and disposal which affect the Company’s business and operations.

Further, certain federal and state laws and regulations affect the Company’s activities. Areas of the Company’s business affected by such laws and regulations include, but are not limited to, labor, advertising, consumer protection, real estate, promotions, quality of services, intellectual property, tax, import and export, anti-corruption, anti-competition, environmental, health and safety. Compliance with these laws and others may be onerous and costly, at times, and may be inconsistent from jurisdiction to jurisdiction which further complicates compliance efforts.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law on July 21, 2010, established the Bureau of Consumer Financial Protection (“BCFP”), an independent federal agency funded by the United States Federal Reserve with broad regulatory powers and limited oversight from the United States Congress. Although automotive dealers are generally excluded, the Dodd-Frank Act could lead to additional, indirect regulation of automotive dealers, in particular, their sale and marketing of finance and insurance products, through its regulation of automotive finance companies and other financial institutions. In March 2013, the BCFP issued supervisory guidance highlighting its concern that the practice of automotive dealers being compensated for arranging customer financing through discretionary markup of wholesale rates offered by financial institutions (“dealer markup”) results in a significant risk of pricing disparity in violation of the Equal Credit Opportunity Act (“ECOA”). The BCFP recommended that financial institutions under its jurisdiction take steps to address compliance with the ECOA, which may include imposing controls on dealer markup, monitoring and addressing the effects of dealer markup policies, and eliminating dealer discretion to markup buy rates and fairly compensating dealers using a different mechanism.

In addition, the Patient Protection and Affordable Care Act (the “Affordable Care Act”), which was signed into law on March 23, 2010, may increase the Company’s annual employee health care costs that it funds and has increased the Company’s cost of compliance and compliance risk related to offering health care benefits. Efforts to modify, repeal or otherwise invalidate all, or certain provisions of, the Affordable Care Act and/or adopt a replacement healthcare reform law may impact the Company’s employee healthcare costs. If health care costs rise, the Company may experience increased operating costs, which may adversely affect the Company’s business, financial condition and results of operations.

Furthermore, the Company’s property and casualty insurance programs that it offers through third party insurance carriers are subject to state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance products. The Company’s third party insurance carriers are required to apply for, renew, and maintain licenses issued by state, federal or foreign regulatory authorities. Such regulatory authorities have relatively broad discretion to grant, renew and revoke such licenses. Accordingly, any failure by such parties to comply with the then current licensing requirements, which may include any determination of financial instability by such regulatory authorities, could result in such regulatory authorities denying third party insurance carriers’ initial or renewal applications for such licenses, modifying the terms of licenses or revoking licenses that they currently possess, which could severely inhibit the Company’s ability to market these insurance products. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. The Company reviews all marketing materials it disseminates to the public for compliance with applicable insurance regulations. The Company is required to maintain certain licenses and approvals in order to market insurance products.

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The Company has instituted various comprehensive policies and procedures to address compliance. However, there can be no assurance that employees, contractors, vendors or the Company’s agents will not violate such laws and regulations or the Company’s policies and procedures.

Regulations applicable to the sale of extended service contracts could materially impact the Company’s business and results of operations.

The Company offers extended service contracts that may be purchased as a supplement to the original purchaser’s warranty. These products are subject to complex federal and state laws and regulations. There can be no assurance that regulatory authorities in the jurisdictions in which these products are offered will not seek to regulate or restrict these products. Failure to comply with applicable laws and regulations could result in fines or other penalties including orders by state regulators to discontinue sales of the warranty products in one or more jurisdictions. Such a result could materially and adversely affect the Company’s business, results of operations and financial condition.

The Company currently transfers the majority of the administration and liability obligations associated with these extended service contracts to a third party upon purchase by the customer. State laws and regulations, however, may limit or condition the Company’s ability to transfer these administration and liability obligations to third parties, which could in turn impact the way revenue is recognized from these products. Failure to comply with these laws could result in fines or other penalties, including orders by state regulators to discontinue sales of these product offerings as currently structured. Such a result could materially and adversely affect the Company’s business, financial condition and results of operations.

If state dealer laws are repealed or weakened, the Company’s dealerships will be more susceptible to termination, non-renewal or renegotiation of dealer agreements.

State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or attempt to comply with the manufacturer’s criteria within a specified notice period to avoid the termination or non-renewal. Manufacturers have been lobbying and continue to lobby for the repeal or revision of state dealer laws. Although the lobbying efforts have been unsuccessful to date, if dealer laws are repealed in the states in which the Company operates, manufacturers may be able to terminate the Company’s dealer agreements without providing advance notice, an opportunity to cure or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for the Company to renew its dealer agreements upon expiration.

The ability of a manufacturer to grant additional dealer agreements is based on a number of factors which the Company cannot control. If manufacturers grant new dealer agreements in areas near the Company’s existing markets, such new dealer agreements could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s failure to comply with certain environmental regulations could adversely affect the Company’s business, financial condition and results of operations.

The Company’s operations involve the use, handling, storage and contracting for recycling and/or disposal of materials such as motor oil and filters, transmission fluids, antifreeze, refrigerants, paints, thinners, batteries, cleaning products, lubricants, degreasing agents, tires and propane. Consequently, the Company’s business is subject to federal, state and local requirements that regulate the environment and public health and safety. The Company may incur significant costs to comply with such requirements. The Company’s failure to comply with these regulations and requirements could cause the Company to become subject to fines and penalties or otherwise have an adverse impact on the Company’s business. In addition, the Company has indemnified certain of its landlords for any hazardous waste which may be found on or about property the Company leases. If any such hazardous waste were to be found on property that the Company occupies, a significant claim giving rise to the Company’s indemnity obligation could have a negative effect on the Company’s business, financial condition and results of operations.

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Climate change legislation or regulations restricting emission of “greenhouse gases” could result in increased operating costs and reduced demand for the RVs the Company sells.

The United States Environmental Protection Agency has adopted rules under existing provisions of the federal Clean Air Act that require a reduction in emissions of greenhouse gases from motor vehicles. The adoption of any laws or regulations requiring significant increases in fuel economy requirements or new federal or state restrictions on vehicles and automotive fuels in the United States could adversely affect demand for those vehicles and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may be unable to enforce its intellectual property rights and/or the Company may be accused of infringing the intellectual property rights of third parties which could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company owns a variety of registered trademarks and service marks. The Company believes that its trademarks have significant value and are important to its marketing efforts. If the Company is unable to continue to protect the trademarks and service marks for its proprietary brands, if such marks become generic or if third parties adopt marks similar to the Company’s marks, the Company’s ability to differentiate its products and services may be diminished. In the event that the Company’s trademarks or service marks are successfully challenged by third parties, the Company could lose brand recognition and be forced to devote additional resources to advertising and marketing new brands for its products.

From time to time, the Company may be compelled to protect its intellectual property, which may involve litigation. Such litigation may be time-consuming, expensive and distract the Company’s management from running the day-to-day operations of its business, and could result in the impairment or loss of the involved intellectual property. There is no guarantee that the steps the Company takes to protect its intellectual property, including litigation when necessary, will be successful. The loss or reduction of any of the Company’s significant intellectual property rights could diminish the Company’s ability to distinguish its products from competitors’ products and retain its market share for its proprietary products. The Company’s inability to effectively protect the Company’s proprietary intellectual property rights could have a material adverse effect on the Company’s business, results of operations and financial condition.

Other parties also may claim that the Company infringes on their proprietary rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against the Company or the payment of damages. These claims could have a material adverse effect on the Company’s business, financial condition and results of operations.

If the Company is unable to maintain or upgrade its information technology systems or if the Company is unable to convert to alternate systems in an efficient and timely manner, the Company’s operations may be disrupted or become less efficient.

The Company depends on a variety of information technology systems for the efficient operation of its business. The Company relies on hardware, telecommunications and software vendors to maintain and periodically upgrade many of these information technology systems so that the Company can continue to operate its business. Various components of the Company’s information technology systems, including hardware, networks, and software, are licensed to the Company by third party vendors. The Company relies extensively on its information technology systems to process transactions, summarize results and efficiently manage its business. Additionally, because the Company accepts debit and credit cards for payment, the Company is subject to the Payment Card Industry Data Security Standard (the “PCI Standard”), issued by the Payment Card Industry Security Standards Council. The PCI Standard contains various compliance guidelines with respect to the Company’s security surrounding the physical and electronic storage, processing and transmission of cardholder data. The Company is currently in compliance with the PCI Standard, however, complying with the PCI Standard and implementing related procedures, technology and information security measures requires significant resources and ongoing attention to compliance. Costs and potential problems and interruptions associated with the implementation of new or upgraded systems and technology such as those necessary to maintain compliance with the PCI Standard or with respect to maintenance or support of existing systems could also disrupt or reduce the efficiency of the Company’s operations. Any material interruptions or failures in the Company’s payment-related systems could have a material adverse effect on the Company’s business, financial condition and results of operations.

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Any disruptions to the Company’s information technology systems or breaches of the Company’s network security could interrupt its operations, compromise its reputation, expose it to litigation, government enforcement actions and costly response measures and could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company relies on the integrity, security and successful functioning of its information technology systems and network infrastructure across the Company’s operations. The Company uses information technology systems to, among other things, support its consumer services and plans, manage procurement, manage its supply chain, track inventory information at its retail locations, communicate customer information and aggregate daily sales, margin and promotional information. The Company also uses information systems to report and audit its operational results.

In connection with sales, the Company transmits encrypted confidential credit and debit card information. Although the Company is currently in compliance with the PCI Standard, there can be no assurance that in the future the Company will be able to remain compliant with the PCI Standard or other industry recommended or contractually required practices. Even if the Company continues to be compliant with such standards, it still may not be able to prevent security breaches.

The Company also has access to, collects or maintains private or confidential information regarding its customers, associates and suppliers, as well as the Company’s business. The protection of the Company’s customer, associate, supplier and company data is critical to the Company. The regulatory environment surrounding information security and privacy is increasingly demanding, with the frequent imposition of new and constantly changing requirements across the Company’s business and operations. In addition, the Company’s customers have a high expectation that the Company will adequately protect their personal information from cyber-attacks and other security breaches. The Company has procedures in place to safeguard its customer’s data and information. However, a significant breach of customer, employee, supplier, or company data could attract a substantial amount of negative media attention, damage the Company’s relationships with its customers and suppliers, harm the Company’s reputation and result in lost sales, fines and/or lawsuits.

An increasingly significant portion of the Company’s sales depends on the continuing operation of its information technology and communications systems, including but not limited to its point-of-sale system and its credit card processing systems. The Company’s information technology, communication systems and electronic data may be vulnerable to damage or interruption from earthquakes, acts of war or terrorist attacks, floods, fires, tornadoes, hurricanes, power loss and outages, computer and telecommunications failures, computer viruses, loss of data, unauthorized data breaches, usage errors by the Company’s associates or the Company’s contractors or other attempts to harm the Company’s systems, including cyber-security attacks, hacking by third parties, computer viruses or other breaches of cardholder data. Some of the Company’s information technology and communication systems are not fully redundant and the Company’s disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, intentional sabotage or other unanticipated problems could result in lengthy interruptions in the Company’s information technology and communications systems. Any errors or vulnerabilities in the Company’s information technology and communications systems, or damage to or failure of its information technology and communications systems, could result in interruptions in the Company’s services and non-compliance with certain regulations or expose the Company to risk of litigation and liability, which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Increases in the minimum wage or overall wage levels could adversely affect the Company’s financial results.

From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states. As federal or state minimum wage rates increase, the Company may be required to increase not only the wage rates of the Company’s minimum wage employees, but also the wages paid to the Company’s other hourly employees as well. Any increase in the cost of the Company’s labor could have an adverse effect on the Company’s operating costs, financial condition and results of operations.

The Company may be subject to product liability claims if people or property are harmed by the products the Company sells and may be adversely impacted by manufacturer safety recalls.

Some of the products the Company sells may expose the Company to product liability claims relating to personal injury, death, or environmental or property damage, and may require product recalls or other actions. Although the Company maintains liability insurance, the Company cannot be certain that its insurance coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to the Company on economically reasonable terms, or at all. In addition, some of the Company’s agreements with its vendors and sellers do not indemnify the Company from losses attributable to product liability. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding a product recall or any assertion that the products sold by the Company caused property damage or personal injury could damage the Company’s brand image and its reputation with existing and potential consumers and have a material adverse effect on the Company’s business, financial condition and results of operations.

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The Company may be named in litigation, which may result in substantial costs and reputational harm and divert management’s attention and resources.

The Company faces legal risks in its business, including claims from disputes with its employees and its former employees and claims associated with general commercial disputes, product liability and other matters. Risks associated with legal liability often are difficult to assess or quantify and their existence and magnitude can remain unknown for significant periods of time. While the Company maintains director and officer insurance, as well as general and product liability insurance, the amount of insurance coverage may not be sufficient to cover a claim and the continued availability of this insurance cannot be assured. Regardless of their subject matter or merits, class action lawsuits may result in significant cost to the Company, which costs may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on the Company’s business, brand image, financial condition and results of operations. Negative publicity from litigation, whether or not resulting in a substantial cost to the Company, could materially damage the Company’s reputation. The Company may in the future be the target of litigation and any such litigation may result in substantial costs and reputational harm and divert management’s attention and resources. Costs, harm to the Company’s reputation and diversion of management’s attention and resources could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s risk management policies and procedures may not be fully effective in achieving their purposes.

The Company’s policies, procedures, controls and oversight to monitor and manage its enterprise risks may not be fully effective in achieving their purpose and may leave the Company exposed to identified or unidentified risks. Past or future misconduct by the Company’s employees or vendors could result in violations of law by the Company, regulatory sanctions and/or serious reputational or financial harm to the Company. The Company monitors its policies, procedures and controls; however, there can be no assurance that its policies, procedures and controls will be sufficient to prevent all forms of misconduct. The Company reviews its compensation policies and practices as part of the Company’s overall enterprise risk management program, but it is possible that its compensation policies could incentivize inappropriate risk taking or misconduct. If such inappropriate risks or misconduct occurs, it is possible that it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company could incur asset impairment charges for goodwill, intangible assets or other long-lived assets.

The Company has a significant amount of goodwill, intangible assets and other long-lived assets. At least annually, the Company reviews goodwill, trademarks and tradenames for impairment. Long-lived assets, identifiable intangible assets and goodwill are also reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable from future cash flows. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. If the carrying value of a long-lived asset is considered impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. The Company’s determination of future cash flows, future recoverability and fair value of the Company’s long-lived assets includes significant estimates and assumptions. Changes in those estimates and/or assumptions or lower than anticipated future financial performance may result in the identification of an impaired asset and a non-cash impairment charge, which could be material. Any such charge could adversely affect the Company.

Risks Related to Our Stock

Future resales of the shares of common stock of the Company issued to the stockholders and the investors in the PIPE Investment may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

Under the Merger Agreement, the stockholders, the optionholders, and the bonus payment recipients received, among other things, an aggregate of: (i) 2,857,189 shares of Company common stock; and (ii) $86.8 million. On May 15, 2018, as a result of a working capital adjustment, the Company received $0.6 million from the working capital escrow funds resulting in a net purchase price of $86.2 million. On March 15, 2019, the indemnity escrow period set forth in the Merger Agreement expired and as a result certain stockholders, optionholders and the bonus payment recipients received, an aggregate of (i) 142,857 shares of Company common stock; and (ii) $5.7 million of cash. Pursuant to the Merger Agreement, certain of the stockholders were restricted from selling any of the Company common stock that they received as a result of the Transaction Merger during the nine month period after the closing date of the Mergers, for certain stockholders, and during the twelve month period after the closing date of the Merger for certain stockholders subject to certain exceptions. These lock-up restrictions have now lapsed.

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Subject to these restrictions, the Company has entered into a registration rights agreement pursuant to which certain stockholders have been granted certain demand and “piggy-back” registration rights with respect to their securities. Additionally, the investors who simultaneously with the closing of the Mergers purchased convertible preferred stock, common stock and warrants for an aggregate purchase price of $94.8 million (the “PIPE Investment”) have entered into a registration rights agreement granting them certain registration rights pursuant to which the Company has filed this registration statement covering the resale of such securities.

Furthermore, the stockholders and investors in the PIPE Investment may sell Company common stock pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule.

Subject to the effectiveness of any registration statement the Company files pursuant to the above-referenced registration rights or upon satisfaction of the requirements of Rule 144 under the Securities Act, the stockholders and investors in the PIPE Investment may sell large amounts of Company common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the Company’s stock price or putting significant downward pressure on the price of the Company’s common stock.

Nasdaq may delist the Company’s common stock on its exchange, which could limit investors’ ability to make transactions in the Company’s common stock and subject the Company to additional trading restrictions.

The Company’s common stock is listed on the Nasdaq Stock Market. There is no assurance that the Company will be able to maintain the listing of its common stock in the future.

If the Company’s common stock is delisted from trading on Nasdaq, the Company could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	a limited amount of news and analyst coverage for the Company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company’s outstanding convertible preferred stock, warrants and options may have an adverse effect on the market price of its common stock.

As of March 19, 2019, we had outstanding (i) stock options issued to the board of directors and employees to purchase 3,823,421 shares of common stock at exercise prices ranging from $6.47 to $11.10 per share, (ii) pre-funded warrants to purchase up to 1,339,499 shares of common stock that were issued in the PIPE Investment, (iii) warrants to purchase 2,522,458 shares of our common stock at $11.50 per share issued in the PIPE Investment, (iv) warrants to purchase 2,155,000 shares of our common stock at $11.50 per share held by Andina public shareholders, and (v) 5,962,733 shares of common stock issuable upon the conversion of the 600,000 Series A Preferred Stock of Holdco. We may also issue additional equity awards under our 2018 Long-Term Incentive Equity Plan (the “2018 Plan”). The sale, or even the possibility of sale, of the shares of common stock underlying the warrants, stock options and Series A Preferred Stock and the shares issuable under our incentive plan could have an adverse effect on the market price of the common stock or on our ability to obtain future financing. If and to the extent these warrants and stock options are exercised or the Series A Preferred Stock is converted to common stock, you may experience dilution to your holdings.

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The Company is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Company’s common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, and we will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we rely, or may rely, on these exemptions. In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. If some investors find our common stock less attractive as a result, the price of our common stock may be reduced, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We could remain an “emerging growth company” until the last day of 2020, although a variety of circumstances could cause us to lose that status earlier. For as long as we take advantage of the reduced reporting obligations, the information that we provide stockholders may be different from information provided by other public companies.

Stockholders may become diluted as a result of issuance of options under existing or future incentive plans or the issuance of common stock as a result of acquisitions or otherwise.

The Company’s 2018 Plan allows the Company to issue common stock underlying stock options or other forms of stock-based compensation to employees and directors totaling 3,824,566 shares of Company common stock. As of December 31, 2018, there were 3,658,421 options outstanding, which if vested in the future may be exercised for 3,658,421 shares of Company common stock and there were 166,145 shares available to be issued under equity incentive awards pursuant to the 2018 Plan. The effect of the issuance of common stock or other instruments, such as stock options, convertible into common stock under the 2018 Plan or future plans may be dilutive to current common stockholders.

The Company may issue additional securities in the future if it needs to raise capital for operations or growth initiatives, including acquisitions. For example, the Company may currently issue 1,900,000 shares of common stock in an acquisition transaction pursuant to the Form S-4 filed with the SEC on August 31, 2018. In the event a transaction was consummated which utilized these shares, the impact may be dilutive to current common stockholders.

The price of the Company’s common stock may be volatile for a variety of reasons.

The price of the Company’s common stock may be volatile, and could decline, for a variety of reasons including the Company’s operating performance, ability to retain key employees, ability to meet covenants, and ability to successfully execute its growth strategy amongst other factors. The Company’s stock price may also be impacted by external factors including the general economic and political environment, actions of competitors including their quarterly performance, litigation, the perception of the industry as a whole, and changes in laws or regulations, including accounting standards. As a result, these factors may adversely impact the market price of the Company’s common stock, regardless of the Company’s operational or financial performance. Additionally, the impact of volatility may be greater if the Company’s public float and volume is smaller than some of its competitors.

The conversion of the Series A Preferred Stock into Company common stock may dilute the value for the other holders of Company common stock.

The Series A Preferred Stock is convertible into Company common stock. As a result of the conversion of any issued and outstanding Series A Preferred Stock, the existing holders of Company common stock will own a smaller percentage of the outstanding Company common stock. Further, additional Company common stock may be issuable pursuant to certain other features of the Series A Preferred Stock, with such issuances being further dilutive to existing holders of Company common stock.

If the Series A Preferred Stock is converted into Company common stock, holders of such converted Company common stock will be entitled to the same dividend and distribution rights as other holders of Company common stock. As such, another dilutive effect resulting from the conversion of any shares of Series A Preferred Stock will be a dilution to dividends and distributions receivable on account of Company common stock.

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The holders of Series A Preferred Stock own a large portion of the voting power of the Company common stock and have the right to nominate two members to the Company’s board of directors. As a result, these holders may influence the composition of the board of directors of the Company and future actions taken by the board of directors of the Company.

The holders of the Series A Preferred Stock are entitled to vote upon all matters upon which holders of the Company common stock have the right to vote and are entitled to the number of votes equal to the number of full shares of Company common stock into which such shares of Series A Preferred Stock could be converted at the then applicable conversion rate. Accordingly, the holders of the Series A Preferred Stock hold approximately 41.3% of the voting power of the Company on an as-converted basis. As a result, the holders of the Series A Preferred Stock may have the ability to influence future actions by the Company requiring stockholder approval.

Further, the Certificate of Designations of the Series A Preferred Stock provides that the holders of the Series A Preferred Stock have the right to nominate for election two individuals to the Company’s board of directors. As a result, the holders of Series A Preferred Stock will be able to influence the composition of the board of directors and, in turn, potentially influence and impact future actions taken by the board of directors of the Company.

The holders of the Series A Preferred Stock have certain rights that may not allow the Company to take certain actions.

Pursuant to the Certificate of Designations governing the Series A Preferred Stock, the holders of the Series A Preferred Stock must consent to the Company taking certain actions, including among others, the increase in the number of directors constituting the Company’s board of directors above eight members, the incurrence of certain indebtedness and the sale of certain assets. The holders of the Series A Preferred Stock are not obligated to consent to any specific action and there can be no assurance that the holders will consent to any action the Company’s board of directors determines is in the best interests of its stockholders as a whole.

Additionally, the holders of the Series A Preferred Stock have been granted a right of first refusal on certain debt financings. Pursuant to this right, the holders of the Series A Preferred Stock have 15 business days to determine whether they want to undertake a covered debt financing. This may delay the Company’s ability to undertake a debt financing and may cause certain third parties to be less willing to engage in any debt financing with the Company.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Registration Statement on Form S-3 and the prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this Registration Statement and the prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

●	The Company’s business is affected by the availability of financing to it and its customers;

●	Fuel shortages, or high prices for fuel, could have a negative effect on the Company’s business;

●	The Company’s success will depend to a significant extent on the well being, as well as the continued popularity and reputation for quality, of the Company’s manufacturers, particularly, Thor Industries, Inc., Tiffin Motorhomes, Winnebago Industries, Inc., and Forest River, Inc.

●	Any change, non-renewal, unfavorable renegotiation or termination of the Company’s supply arrangements for any reason could have a material adverse effect on product availability and cost and the Company’s financial performance.

●	The Company’s business is impacted by general economic conditions in its markets, and ongoing economic and financial uncertainties may cause a decline in consumer spending that may adversely affect its business, financial condition and results of operations.

●	The Company depends on its ability to attract and retain customers.

●	Competition in the market for services, protection plans and products targeting the RV lifestyle or RV enthusiast could reduce the Company’s revenues and profitability.

●	The Company’s expansion into new, unfamiliar markets presents increased risks that may prevent it from being profitable in these new markets. Delays in acquiring or opening new retail locations could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	Unforeseen expenses, difficulties, and delays encountered in connection with expansion through acquisitions could inhibit the Company’s growth and negatively impact its profitability.

●	Failure to maintain the strength and value of the Company’s brands could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	The Company’s failure to successfully order and manage its inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	The Company’s same store sales may fluctuate and may not be a meaningful indicator of future performance.

●	The cyclical nature of the Company’s business has caused its sales and results of operations to fluctuate. These fluctuations may continue in the future, which could result in operating losses during downturns.

●	The Company’s business is seasonal and this leads to fluctuations in sales and revenues.

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●	The Company’s business may be adversely affected by unfavorable conditions in its local markets, even if those conditions are not prominent nationally.

●	The Company may not be able to satisfy its debt obligations upon the occurrence of a change in control under its credit facility.

●	The Company’s ability to operate and expand its business and to respond to changing business and economic conditions will depend on the availability of adequate capital.

●	The documentation governing the Company’s credit facility contain restrictive covenants that may impair the Company’s ability to access sufficient capital and operate its business.

●	Natural disasters, whether or not caused by climate change, unusual weather conditions, epidemic outbreaks, terrorist acts and political events could disrupt business and result in lower sales and otherwise adversely affect the Company’s financial performance.

●	The Company depends on its relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations could have an adverse effect on the Company’s business and results of operations.

●	A portion of the Company’s revenue is from financing, insurance and extended service contracts, which depend on third party lenders and insurance companies. The Company cannot ensure these third parties will continue to provide RV financing and other products.

●	If the Company is unable to retain senior executives and attract and retain other qualified employees, the Company’s business might be adversely affected.

●	The Company’s business depends on its ability to meet its labor needs.

●	The Company primarily leases its retail locations. If the Company is unable to maintain those leases or locate alternative sites for retail locations in its target markets and on terms that are acceptable to it, the Company’s revenues and profitability could be adversely affected.

●	The Company’s business is subject to numerous federal, state and local regulations.

●	Regulations applicable to the sale of extended service contracts could materially impact the Company’s business and results of operations.

●	If state dealer laws are repealed or weakened, the Company’s dealerships will be more susceptible to termination, non-renewal or renegotiation of dealer agreements.

●	The Company’s failure to comply with certain environmental regulations could adversely affect the Company’s business, financial condition and results of operations.

●	Climate change legislation or regulations restricting emission of “greenhouse gases” could result in increased operating costs and reduced demand for the RVs the Company sells.

●	The Company may be unable to enforce its intellectual property rights and/or the Company may be accused of infringing the intellectual property rights of third parties which could have a material adverse effect on the Company’s business, financial condition and results of operations.

●	If the Company is unable to maintain or upgrade its information technology systems or if the Company is unable to convert to alternate systems in an efficient and timely manner, the Company’s operations may be disrupted or become less efficient.

●	Any disruptions to the Company’s information technology systems or breaches of the Company’s network security could interrupt its operations, compromise its reputation, expose it to litigation, government enforcement actions and costly response measures and could have a material adverse effect on the Company’s business, financial condition and results of operations.

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●	Increases in the minimum wage or overall wage levels could adversely affect the Company’s financial results.

●	The Company may be subject to product liability claims if people or property are harmed by the products the Company sells and may be adversely impacted by manufacturer safety recalls.

●	The Company may be named in litigation, which may result in substantial costs and reputational harm and divert management’s attention and resources.

●	The Company’s risk management policies and procedures may not be fully effective in achieving their purposes.

●	The Company could incur asset impairment charges for goodwill, intangible assets or other long-lived assets.

●	Future resales of the shares of common stock of the Company issued to the stockholders and the investors in the PIPE Investment may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

●	Nasdaq may delist the Company’s common stock on its exchange, which could limit investors’ ability to make transactions in the Company’s common stock and subject the Company to additional trading restrictions.

●	The Company’s outstanding convertible preferred stock, warrants and options may have an adverse effect on the market price of its common stock.

●	The Company is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make the Company’s common stock less attractive to investors.

●	Stockholders may become diluted as a result of issuance of options under existing or future incentive plans or the issuance of common stock as a result of acquisitions or otherwise.

●	The price of the Company’s common stock may be volatile for a variety of reasons.

●	The conversion of the Series A Preferred Stock into Company common stock may dilute the value for the other holders of Company common stock.

●	The holders of Series A Preferred Stock own a large portion of the voting power of the Company common stock and have the right to nominate two members to the Company’s board of directors. As a result, these holders may influence the composition of the board of directors of the Company and future actions taken by the board of directors of the Company.

●	The holders of the Series A Preferred Stock have certain rights that may not allow the Company to take certain actions.

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USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Securityholders although we could receive up to $29,705,912 upon the exercise of all of the warrants. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. The holders of the warrants are not obligated to exercise the warrants and we cannot assure you that the holders of the warrants will choose to exercise all or any of the warrants.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth, as of the date of this prospectus:

●	the name of the Selling Securityholders for whom we are registering shares and warrants for resale to the public,

●	the number of shares (including common stock and Series A Preferred Stock) and warrants that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,

●	the number of shares (including common stock and Series A Preferred Stock) and warrants that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and

●	the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares and warrants are sold by the Selling Securityholders).

This table is prepared solely based on information supplied to us by the listed Selling Securityholders, any Schedules 13D or 13G and other public documents filed with the SEC and assumes the sale of all of the shares of common stock, Series A Preferred Stock and warrants offered hereby.

	Owned Prior to the Offering									Stock Owned After Offering
	Common Stock		Preferred Stock							Common Stock		Preferred Stock
Selling Securityholder[1]	Shares Owned	Percentage of Shares Owned[2]	Shares Owned	Percentage of Shares Owned[2]	Common Stock Being Offered	Preferred Stock Being Offered	Common Stock Underlying Preferred Stock Being Offered	Warrants Being Offered[3]	Common Stock Underlying Warrants Being Offered	Shares Owned	Percentage of Shares Owned[2]	Shares Owned	Percentage of Shares Owned

Charles McIntyre Webster, Jr. Revocable Trust Dtd 12/10/03[4]	171,429	*	-	-	171,429	-	-	85,714	85,714	0	0%	0	0%
Cobb Nevada Partners Limited Partnership Its General Partner CP Operations Inc.[5]	11,429	*	-	-	11,429	-	-	5,714	5,714	0	0%	0	0%
Dane Capital Management LLC[6]	32,581	*	-	-	28,571	-	-	14,286	14,286	0	0%	0	0%
KBB Asset Management[7]	-	-	-	-	-	-	-	11,429	11,429	0	0%	0	0%
John Carter Lipman[8]	-	-	-	-	-	-	-	6,000	6,000	0	0%	0	0%
MAZ Partners LP9	-	-	-	-	-	-	-	7,500	7,500	0	0%	0	0%
Nokomis Capital Master Fund, L.P.[10]	419,069	2.3%	-	-	418,000	-	-	1,767,713	1,767,713	0	0%	0	0%
Patriot Strategy Partners LLC[11]	-	-	-	-	-	-	-	28,571	28,571	0	0%	0	0%
Pinnacle Family Office Investments, L.P.[12]	-	-	-	-	-	-	-	86,000	86,000	0	0%	0	0%
Park West Investors Master Fund, Limited[13]	704,368	3.8%	88,954	14.8%	704,368	88,954	884,015	863,319	863,319	0	0%	0	0%
Park West Partners International, Limited[14]	78,061	*	11,046	1.8%	78,061	11,046	109,774	107,845	107,845	0	0%	0	0%
Saker Partners LP15	-	-	-	-	-	-	-	28,571	28,571	0	0%	0	0%
Blackwell Partners LLC - Series A16	67,531	*	134,489	22.4%	-	134,489	1,336,537	133,653	133,653	67,531	*	0	0%
Coliseum Capital Partners, L.P. [17]	185,614	*	365,511	60.9%	-	365,511	3,632,407	363,241	363,241	185,614	*	0	0%
Common Pension Fund D18	731,627	4.0%	-	-	731,627	-	-	-	-	0	0%	0	0%
William P. Murnane[19]	175,382	*	-	-	114,286	-	-	57,143	57,143	61,096	*	0	0%
B. Luke Weil[20]	327,092	1.8%	-	-	327,092	-	-	74,000	37,000	0	0%	0	0%
LWEH2 LLC[21]	9,000	*	-	-	9,000	-	-	-	-	0	0%	0	0%
Craig-Hallum Capital Group LLC[22]	-	-	-	-	-	-	-	295,258	295,258	0	0%	0	0%
EarlyBirdCapital, Inc.[23]	-	-	-	-	-	-	-	45,000	22,500	0	0%	0	0%

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*	Less than 1%.
[1]	Unless otherwise indicated, the business address of each of the individuals and entities is c/o Lazydays Holdings, Inc., 6130 Lazy Days Blvd., Seffner, Florida 33584.
[2]	For purposes of calculating the percent of shares beneficially owned by each holder, the number of shares of common stock issuable upon the exercise of warrants and conversion of the preferred stock for such holder was included in the number of shares outstanding. The prefunded warrants, warrants and Series A Preferred Stock held by certain of the Selling Securityholders is subject to exercise and conversion limitations prohibiting the exercise or conversion of such securities to the extent that it would result in the holder, or any of its affiliates, being deemed to beneficially own in excess of 9.99% of the then outstanding shares of common stock.
[3]	Represents all warrants currently held by each Selling Securityholder. Includes pre-funded warrants in the following amounts for each of the following Selling Securityholders: Nokomis Capital Master Fund, L.P.: 1,039,142 pre-funded warrants, Park West Investors Master Fund, Limited: 266,612 pre-funded warrants, and Park West Partners International, Limited: 33,745 pre-funded warrants.
[4]	The business address of this Selling Securityholder is P.O. BOX 578, Wayzata, MN 55391.
[5]	The business address of this Selling Securityholder is 4000 Ponce De Leon Blvd., Suite 470, Coral Gables, FL 33146.
[6]	The business address of this Selling Securityholder is 747 3rd Ave., Suite 4C, New York, NY 10017.
[7]	The business address of this Selling Securityholder is 12 Harrison Avenue, Enfield, CT 06082.
[8]	The business address of this Selling Securityholder is c/o Craig-Hallum Capital Group, 222 S. 9th St., Ste. 350, Minneapolis, MN 55402.
[9]	The business address of this Selling Securityholder is 1130 Route 46, Ste. 12, Parsippany, NJ 07054.
[10]	The business address of this Selling Securityholder is Nokomis Capital, 2305 Cedar Springs Rd., #42, Dallas, TX 75201. As of the date of this prospectus, this Selling Securityholder held the following securities, resales of which are registered hereunder: (i) 418,000 shares of common stock and (ii) subject in each case to the limitations described in Note 2 above, (a) pre-funded warrants exercisable for an aggregate of 1,039,142 shares of common stock and (b) warrants exercisable for an aggregate of 728,571 shares of common stock.
[11]	The business address of this Selling Securityholder is 2 Greenwich Office Park, Suite 300, Greenwich, CT 06831.
[12]	The business address of this Selling Securityholder is 5910 N. Central Expy., Ste. 1475, Dallas, TX 75206.
[13]	The business address of this Selling Securityholder is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. As of the date of this prospectus, this Selling Securityholder held the following securities, resales of which are registered hereunder: (i) 704,368 shares of common stock and (ii) subject in each case to the limitations described in Note 2 above, (a) prefunded warrants exercisable for an aggregate of 266,612 shares of common stock, (b) warrants exercisable for an aggregate of 596,707 shares of common stock and (c) 88,954 shares of the preferred stock convertible into an aggregate of 884,015 shares of common stock.
[14]	The business address of this Selling Securityholder is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, CA 94939. As of the date of this prospectus, this Selling Securityholder held the following securities, resales of which are registered hereunder: (i) 78,061 shares of common stock and (ii) subject in each case to the limitations described in Note 2 above, (a) prefunded warrants exercisable for an aggregate of 33,745 shares of common stock, (b) warrants exercisable for an aggregate of 74,100 shares of common stock and (c) 11,046 shares of the preferred stock convertible into an aggregate of 109,774 shares of common stock.
[15]	The business address of this Selling Securityholder is c/o Saker Management LP, 444 N. Wells St., Ste. 504, Chicago, IL 60654.
[16]	The business address of this Selling Securityholder is Blackwell Partners LLC - Series A c/o Coliseum Capital Management, LLC, 105 Rowayton Avenue, Rowayton, CT 06853.
[17]	The business address of this Selling Securityholder is Coliseum Capital Partners, L.P. c/o Coliseum Capital Management, LLC, 105 Rowayton Avenue, Rowayton, CT 06853.
[18]	The business address of this Selling Securityholder is 50 West State St., 9th Fl., Trenton, NJ 08608.
[19]	Mr. Murnane serves as our Chief Executive Officer and Chairman.
[20]	Mr. Weil serves as a member of our Board of Directors.
[21]	Mr. Weil is the controlling member of LWEH2 LLC.
[22]	The business address of this Selling Securityholder is 222 S. 9th St., Ste. 350, Minneapolis, MN 55402.
[23]	EarlyBirdCapital, Inc., a broker-dealer, acted as representative of the underwriters for Andina’s initial public offering, as well as an advisor to Andina in connection with the business combination. The business address of this Selling Securityholder is 366 Madison Avenue, 8th Floor, New York, NY 10017. Steven Levine, Chief Executive Officer of EarlyBirdCapital, Inc. has voting and dispositive power over EarlyBirdCapital’s securities. The table above does not include 51,428 shares of common stock underlying the private units purchased in the private placement transaction that occurred concurrently with Andina’s initial public offering and an additional 68,500 warrants that are not being offered for resale under this registration statement.

Each of the Selling Securityholders that is a broker-dealer or an affiliate of a broker-dealer has represented to us that it purchased the securities offered by this prospectus in the ordinary course of business and, at the time of purchase of those securities, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

Acquisition of Resale Securities

Of the securities that may be offered for resale by the Selling Securityholders, 2,257,771 shares of common stock, 600,000 shares of Series A Preferred Stock and 3,861,957 warrants to purchase shares of common stock were acquired in a $94.8 million PIPE investment, which was consummated simultaneously with the closing of the Mergers. Of the securities that may be offered by the Selling Securityholders, 336,092 shares of common stock and 74,000 warrants to purchase 37,000 shares of common stock relate to securities issued to a Selling Securityholder by Andina prior to our business combination and the 45,000 warrants exercisable to purchase 22,500 shares of common stock relate to securities issued by Andina prior to our business combination to the representative of the underwriters of Andina’s initial public offering.

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DESCRIPTION OF SECURITIES

General

Our constitutional documents provide for the issuance of 100,000,000 shares of common stock, par value $.0001, and 5,000,000 shares of preferred stock, par value $.0001. As of April 16, 2019, we had 8,471,608 shares of common stock outstanding and 600,000 shares of Series A Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of our shares voted for the election of directors can elect all of the directors.

Holders of our common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Our shares of common stock are listed on the NASDAQ Capital Market under the symbol “LAZY.” We cannot assure you that our common stock will continue to be listed on the NASDAQ Capital Market as we might not in the future meet certain continued listing standards.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. In connection with the PIPE Investment, we designated 600,000 shares as Series A Preferred Stock.

The material terms of the Series A Preferred Stock are as follows:

The Series A Preferred Stock ranks senior to all outstanding capital stock of the Company. Except as required by law or by the Certificate of Designation, holders of the Series A Preferred Stock will be entitled to vote on an as-converted basis together with the holders of our common stock, and not as a separate class, at any annual or special meeting of Company stockholders. However, the Certificate of Designation provides holders of the Series A Preferred Stock with a separate vote requiring the vote or consent of a majority of the Series A Preferred Stock (unless otherwise waived by a majority of the Series A Preferred Stock) relating to certain actions, including: (i) the liquidation, dissolution or winding up of the Company if the holders of Series A Preferred Stock will not have the option to receive the full liquidation preference; (ii) any amendment or repeal of the Certificate of Incorporation or Bylaws that adversely modifies the rights, preferences, privileges or voting powers of the Series A Preferred Stock; (iii) any authorization or issuance of a new class of securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock: (iv) any increase or decrease in the authorized number of Series A Preferred Stock; (v) any increase in the number of members of the Board of Directors above eight (8); (vi) certain issuances of senior indebtedness or certain incurrences of floor plan financing; (vii) any sale or agreement to license any material asset or material portion of the assets of the Company or any subsidiary other than in the ordinary course of business; (viii) the making of capital expenditures during any four consecutive fiscal quarters in excess of 25% of EBITDA for such four (4) fiscal quarters; (ix) any change by the Company or any subsidiary in its principal line of business or entry into an additional line of business; and (x) the appointment of any Chief Executive Officer, other than Mr. Murnane.

The Series A Preferred Stock will be convertible into shares of our common stock at the holder’s election at any time, and such holder will receive such number of shares of common stock as is equal to the product obtained by multiplying the conversion rate then in effect by the number of shares of Series A Preferred Stock being converted, plus cash in lieu of fractional shares. The conversion rate is calculated as the quotient obtained by dividing the liquidation preference then in effect by the conversion price. Currently, the conversion rate is 9.9378882 calculated by dividing the liquidation preference currently in effect of $100 by the initial conversion price of $10.0625. The conversion price will be subject to adjustment for stock dividends, forward and reverse splits, combinations and similar events, as well as for certain dilutive issuances. The liquidation preference and initial conversion price are set forth in the Certificate of Designation and were determined based on the valuation of the securities of Andina taking into account the impact of the Mergers and the rights and preferences of the Series A Preferred Stock. As a result, the 600,000 shares of Series A Preferred Stock are convertible into 5,962,733 shares of common stock.

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Dividends on the Series A Preferred Stock will accrue at an initial rate of 8% per annum (the “Dividend Rate”), compounded quarterly, and be payable quarterly in arrears. If we do not declare and pay dividends on any dividend payment date, such accrued and unpaid dividends, until paid in full in cash, will accrue at the then applicable Dividend Rate plus 2%. The Dividend Rate will be increased to 11% per annum, compounded quarterly, in the event our senior indebtedness less unrestricted cash during any trailing twelve month period ending at the end of any fiscal quarter is greater than 2.25 times EBITDA (as defined in the Certificate of Designations of the Series A Preferred Stock) for such preceding twelve (12)-month period. The Dividend Rate will be reset to 8% at the end of the first fiscal quarter when our senior indebtedness less unrestricted cash during the trailing twelve month period ending at the end of such quarter is less than 2.25 times EBITDA for such preceding twelve (12)-month period.

If, at any time following the second anniversary of the issuance of the Series A Preferred Stock, the volume weighted average price of our common stock equals or exceeds $25.00 (as adjusted for stock dividends, splits, combinations and similar events) for a period of thirty consecutive trading days, we may force the conversion of any or all of the outstanding Series A Preferred Stock at the conversion price then in effect. From and after the eighth anniversary of the issuance of the Series A Preferred Stock, we may elect to redeem all, but not less than all, of the outstanding Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends. From and after the ninth anniversary of the issuance of the Series A Preferred Stock, each holder of Series A Preferred Stock has the right to require us to redeem all of such holder’s outstanding shares of Series A Preferred Stock in cash at the stated value thereof plus all accrued and unpaid dividends.

In the event of any liquidation, merger, sale, dissolution or winding up of the Company, holders of the Series A Preferred Stock will have the right to (i) payment in cash equal to the liquidation preference thereof plus all accrued and unpaid dividends, or (ii) convert the shares of Series A Preferred Stock into our common stock and participate on an as-converted basis with our holders of common stock.

So long as the Series A Preferred Stock is outstanding, the holders thereof, by the vote or written consent of the holders of a majority in voting power of the outstanding Series A Preferred Stock, shall have the right to designate two members to our board of directors.

The holders of Series A Preferred Stock may elect in writing to the Company to be subject to a beneficial ownership limitation, initially set at 9.99% (but which may subsequently be set at a higher or lower percentage by the electing holder) of the shares of common stock then outstanding after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock held by such holder. If a holder of the Series A Preferred Stock has elected to be subject to a beneficial ownership limitation, the Company shall not effect any conversion of the Series A Preferred Stock and the holder shall not have any right to convert any portion of the Series A Preferred Stock if after giving effect to such conversion, the holder would beneficially own in excess of its then applicable beneficial ownership limitation.

The securities purchase agreement entered into in connection with the sale of the Series A Preferred Stock also includes the following rights:

●	Subject to applicable securities laws and regulations, any purchaser that continues to hold Series A Preferred Stock convertible into 5% or more of the then issued and outstanding shares of our common stock shall also have a preemptive right to purchase its pro rata share of all equity securities that we may, from time to time, propose to sell and issue after the consummation of the Mergers (subject to certain exceptions).

●	If we seek to consummate any debt financings (other than (i) non-distressed floor plan financings on customary terms and conditions and with an interest rate of not greater than 5% per annum, (ii) the replacement or refinancing of existing indebtedness where the replaced or refinanced indebtedness does not exceed the existing amount of indebtedness and are not on terms materially worse than the indebtedness being replaced or refinanced, and (iii) advances or other extensions of credit under a revolving credit facility or floor plan credit facility) after the consummation of the Mergers, Coliseum Capital Management, LLC shall be entitled to a right of first refusal to provide the funding necessary for such debt financings provided that it still holds an aggregate of at least $10 million of the Series A Preferred Stock. Coliseum Capital Management, LLC will have a period of 15 business days to notify us of its intention to exercise its right.

●	If we receive in excess of $1 million as a result of indemnification claims made in respect of certain breaches of representations and warranties of Lazy Days’ R.V. Center, Inc. under the Merger Agreement, the holders of the Series A Preferred Stock shall have a right to require us to utilize such amounts in excess of the $1 million to redeem their shares of Series A Preferred Stock for the liquidation preference of such shares.

28

Our shares of Series A Preferred Stock are currently not listed or traded on any exchange or marketplace and we do not intend to apply for listing or quotation of our Series A Preferred Stock on any exchange or marketplace in the future.

Our board has the power, without stockholder approval, to issue the remaining preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

Warrants

As of April 16, 2019, 8,171,957 warrants are outstanding. The resale of 3,980,957 warrants is being registered hereunder, of those 1,339,499 are pre-funded warrants and 119,000 are warrants that relate to warrants originally issued by Andina prior to our business combination, which we refer to as the Andina warrants. The description that follows is of the warrants, pre-funded warrants and Andina warrants covered by this registration statement. The warrants became exercisable on March 15, 2018 (the date of the consummation of our initial business combination). The warrants have an exercise price of $11.50 except for the pre-funded warrants that have an exercise price of $0.01 and the Andina warrants that are exercisable as follows: each warrant is exercisable into one-half share of common stock or two warrants are exercisable into one share of common stock at a price of $11.50 per share of common stock. The exercise price of the warrants (except for the pre-funded warrants) was set at $11.50 consistent with the exercise price of the Andina warrants that preceded the warrants issued in the PIPE offering. The exercise price of the pre-funded warrants was set at $.01 because the PIPE investors paid $8.74 out of the full $8.75 exercise price at the time of subscribing for their investment. The pre-funded warrants were valued differently and had a different exercise price because the holders electing to receive pre-funded warrants received them because they elected to be subject to a beneficial ownership limitation such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.99% of the shares of our common stock then outstanding.

Warrants may be exercised for cash or, at the option of the holder, on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act by surrendering the warrants for that number of shares of common stock as determined under the warrants. The warrants covered by this registration statement expire March 15, 2023 (five years following the date of consummation of our initial business combination) at 5:00 p.m., New York City time, except for the pre-funded warrants that do not have an expiration date.

We may call the warrants for redemption (excluding the pre-funded warrants and the private Andina warrants) in whole and not in part, at a price of $0.01 per warrant,

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of our common stock equals or exceeds $24.00 per share, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

29

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The exercise price and number of shares of our common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of our common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of our common stock or any voting rights unless and until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one vote for each share of our common stock held of record on all matters to be voted on by stockholders.

No fractional shares of or common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share of the Company, the Company will, upon exercise, follow the requirements of the DGCL.

The Andina warrants are quoted on the OTC Pink marketplace under the symbol “LAZYW”.

Contractual Arrangements with respect to Certain Warrants

We have agreed that so long as the private Andina warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective). However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private warrants were issued in a private transaction, the holders and their transferees will be allowed to exercise such warrants for cash even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective and receive unregistered shares of common stock.

Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

30

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 (including Rule 144(i)(2)) under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered through this prospectus has been passed on by Akerman LLP.

EXPERTS

The consolidated financial statements of Lazydays Holdings, Inc. and Subsidiaries as of December 31, 2018 and for the period from March 15, 2018 to December 31, 2018 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Lazy Days’ R.V. Center, Inc. and Subsidiaries as of and for the year ended December 31, 2017 and for the period from January 1, 2018 to March 14, 2018 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to the following address, e-mail or telephone number:

Lazydays Holdings, Inc.

6130 Lazy Days Boulevard

Seffner, Florida 33584

Attn: Investor Relations

E-mail: investors@lazydays.com

Tel: 813-204-4099

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

32

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we have filed with it, meaning we can disclose important information to you by referring you to those documents already on file with the SEC. The information incorporated by reference is considered to be part of this prospectus except for any information that is superseded by other information that is included in this prospectus.

This filing incorporates by reference the following documents, which we have previously filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on March 22, 2019;

●	Our Current Reports on Form 8-K, as filed with the SEC on January 29, 2019 and Form 8-K/A filed on February 21, 2019;

●	Our definitive Proxy Statement for our 2019 Annual Meeting of Stockholders, as filed with the SEC on April 10, 2019; and

●	The description of our securities contained in the Registration Statement on Form 8-A, originally filed with the Securities and Exchange Commission on March 15, 2018 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any portions thereof furnished under Items 2.02 or 7.01 of Form 8-K and any exhibits relating to Items 2.02 or 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. 1350 unless specifically stated to the contrary, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement.

You should rely only on the information contained in this prospectus or that information to which this prospectus has referred you by reference. We have not authorized anyone to provide you with any additional information.

These documents may also be accessed through our website at www.lazydays.com or as described under “Where You Can Find More Information” in this prospectus. The information and other content contained on or linked from our website are not part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the reports or documents incorporated by reference in this prospectus but not delivered with this prospectus. Any request may be made by writing or calling us at the following address, e-mail or telephone number:

Lazydays Holdings, Inc.
6130 Lazy Days Boulevard
Seffner, Florida 33584
Attn: Investor Relations

E-mail: investors@lazydays.com

Tel: 813-204-4099

33

2,593,863 shares of Common Stock
600,000 shares of Series A Convertible Preferred Stock
3,980,957 Warrants
5,962,733 shares of Common Stock Issuable upon Conversion of the Series A Preferred Stock
3,921,457 shares of Common Stock Issuable upon Exercise of the Warrants

Lazydays Holdings, Inc.

Prospectus

April 29, 2019

No dealer, salesperson or any person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitutes an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.